Exhibit 10.1

Exhibit A
Severance Matrix Effective August 25, 2016

Years of Service Role Level	Less than 2 years Severance Weeks	>2, less than 5 years Severance Weeks	>5, less than 10 years Severance Weeks	>10 years Severance Weeks
Executive Committee / Executive Officersi / EVP	16	24	36	52
Senior Vice President	13	20	30	42
Vice President	10	16	24	32
Senior Director	8	14	21	28
Director	6	12	18	24
Levels 2 and 3	4	8	12	16
Levels 4 and 5	3	6	9	12
Levels 6, 7 and 8	2	4	6	8

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i "Executive officer" shall have the meaning ascribed to such term in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, and shall include those persons designated as "executive officers" by the Cerner Corporation Board of Directors from time to time.